Exhibit 99.2

Antero Resources Announces Launch of $500 Million Offering of Senior Notes

DENVER, Apr. 23, 2014 — Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) announced today that, subject to market conditions, it intends to offer $500 million in aggregate principal amount of senior unsecured notes due 2022 in a private placement to eligible purchasers.

Antero intends to use a portion of the net proceeds of the offering to finance the redemption of its outstanding 7.25% senior notes due 2019 and intends to use the remaining net proceeds to repay a portion of the outstanding borrowings under its credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Resources is an independent oil and natural gas company engaged in the exploitation, development and acquisition of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

For more information, contact Michael Kennedy - VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.